Exhibit 10(c)

EXECUTIVE NON-QUALIFIED STOCK OPTION AGREEMENT

Dated: 2/3/2011

This Agreement (the “Agreement”) will confirm a grant to you of a non-qualified stock option (“NQ”) as of the date hereof, by Union Pacific Corporation (the “Company”), under the 2004 Stock Incentive Plan of the Company (the “Plan”), a copy of which is included in this grant package on this website and made a part hereof.

OPTION

1. GRANT OF OPTION. The Company hereby grants to you an NQ to purchase all or any part of the number of shares of Common Stock of the Company, par value $2.50 per share (“Common Stock”), as shown on Exhibit A of this Agreement, on the terms and conditions as set forth herein and in the Plan.

2. OPTION PRICE. The price at which the option shares may be purchased under the NQ (the “Option Price”) is shown on Exhibit A of this Agreement, said price having been determined in accordance with the procedures established by a committee of the Board of Directors pursuant to the provisions of Section 6(a) of the Plan.

3. DURATION AND EXERCISE OF THE OPTION. The NQ shall be exercisable upon the terms and conditions of the Plan, as supplemented by this Agreement and not otherwise.

Except as otherwise provided in the Plan, the NQ may be exercised, at any time and from time to time, but only during the period beginning on 2/3/2012, for one third of the total number of shares as shown on Exhibit A of this Agreement, on 2/3/2013, for an additional one third of the total number of shares as shown on Exhibit A of this Agreement, and on 2/3/2014, for an additional one third of the total number of shares as shown on Exhibit A of this Agreement and ending on 2/3/2021. The NQ must be exercised in portions of 100 shares, or any integral multiple thereof, except to complete the exercise of the NQ.

The NQ is also subject to forfeiture or certain time limits for exercise in the event of your termination of employment or death, as provided in Section 6(g) of the Plan and the following sentence. Section 6(g) of the Plan with respect to the forfeiture of the shares of the NQ that have not vested prior to retirement shall not be applicable, and instead, in the event you remain continuously employed with the Company or a Subsidiary until September 30, 2011, and retire at or after attaining age 62 with 10 years of service under the provisions of the Company’s or a Subsidiary’s pension plan, you shall be able to exercise the NQ in accordance with and at the times described in the previous paragraph of this Section 3, notwithstanding your separation from service with the Company or a Subsidiary, for a period of five (5) years following your separation from service.

Notwithstanding any other provision of this Agreement, no NQ may be exercised subsequent to 2/3/2021. If this expiration date or any other expiration date described herein falls on a weekend or any other day on which the New York Stock Exchange is not open, you may not exercise your NQ after 3:45p.m. New York time on the last New York Stock Exchange trading day prior to the expiration date.

4. METHOD OF EXERCISE. The NQ may be exercised, during your lifetime, only by you. Exercise of the NQ shall be by appropriate notice accompanied by valid payment in the form of (a) a check; (b) an attestation form confirming your current ownership of whole shares of Company Common Stock equal in value to the Option Price; and/or (c) an authorization to sell shares equal in value to the Option Price. Notices and authorizations shall be delivered and all checks shall be payable to the Company’s third party stock plan administrator for the Company, or as otherwise directed by the Company. Shares of Common Stock will be issued as soon as practicable. You will have the rights of a shareholder only after shares of Common Stock have been issued to you following exercise of the NQ. For administrative or other reasons, including, but not limited to the Company’s determination that the exerciseability of the NQ would violate any federal, state or other applicable laws, the Company may from time to time suspend the ability of employees to exercise an NQ for limited periods of time, which suspensions shall not change the period in which the NQ is exerciseable.

5. APPLICABILITY OF THE PLAN. This Agreement and the NQ granted hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended in accordance with Section 20 thereof, except as otherwise provided in this Agreement, and may not be assigned or transferred, except by will or the laws of descent and distribution in the case of your death, as provided in paragraph (f) of Section 6 of the Plan.

6. WITHHOLDING TAXES. Upon exercise of the NQ, you must arrange for the payment to the Company (through the Company’s third party stock plan administrator, if applicable) of all applicable withholding taxes resulting from such exercise promptly after notification of the amount thereof. You may elect to have shares withheld to pay withholding taxes, but only at the statutory minimum rate, if a proper election is made to pay withholding taxes in this manner.

PROTECTION OF CONFIDENTIALITY

7. CONFIDENTIAL INFORMATION; TRADE SECRETS. By electronically accepting this Agreement, you acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all confidential or proprietary information concerning the assets, business or affairs of the Company or any

Subsidiary or any customers thereof (“Confidential Information”). Your electronic acceptance also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of (“Trade Secrets”).

8. TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS. By electronically accepting this Agreement, you acknowledge that you developed or have had or will have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. By electronically accepting this Agreement, you agree that any unauthorized disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct within the meaning of the Plan.

9. AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION. By electronically accepting this Agreement, you agree that you will not, unless you receive prior written consent from the Company’s Senior Vice President, Human Resources & Secretary or such other person designated by the Company (hereinafter collectively referred to as the “Sr. VP-HR & S”), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or any other person, whether or not a competitor of the Company, any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

10. PRIOR NOTICE OF EMPLOYMENT, ETC. (i) By electronically accepting this Agreement, you acknowledge that if you become an employee, contractor, or consultant for any other railroad, this would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other railroad to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. Therefore, by electronically accepting this Agreement, you agree that for a period of one-year after you leave the Company, before accepting any employment or affiliation with another railroad you will give written notice to the Sr. VP-HR & S of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. VP-HR & S concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets. (ii) If the Sr. VP-HR & S and you are unable to reach agreement on this issue, you agree to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution. You also agree that you will not begin to work for another railroad until the Sr. VP-HR & S or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

11. FAILURE TO COMPLY. By electronically accepting this Agreement, you agree that, if you fail to comply with any of the promises that you made in Section 9 or 10 above, (a) the NQ, to the extent then unexercised, whether vested or unvested, will be immediately forfeited and cancelled and (b) you will be required to immediately deliver to the Company an amount (in cash or in shares of Common Stock) equal to the market value (on the date of exercise) of any shares of Common Stock acquired on exercise of the NQ less the exercise price paid for such shares to the extent such shares were acquired by you upon exercise of the NQ at any time from 180 days prior to the earlier of (i) the date when you leave the Company or (ii) the date you fail to comply with any such promise that you made in Section 9 or 10, to 180 days after the date when the Company learns that you have not complied with any such promise. You agree that you will deliver such amount (either in cash or in shares of Common Stock) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

NO DIRECT COMPETITION

12. SOLICITATION OF CUSTOMERS; NO EMPLOYMENT WITH WESTERN ROADS. By electronically accepting this Agreement, you agree that for a period of one year following your departure from the Company, you will not (directly or in association with others) call on or solicit the business of any of the Company’s customers with whom you actually did business or otherwise had personal contact while you were employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in the states in which the Company now operates. You further agree that for the same time period, you will not, directly or indirectly, engage in any activity which is the same as or competitive with the Business (as defined below) including, without limitation, engagement as an officer, director, proprietor, employee, partner, investor

(other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant anywhere in the United States. For purposes of this Agreement, the term “Business” means the operation of a Class I railroad in the United States. This Section 12 is not intended to prevent you from engaging in any activity that is not the same as or competitive with the Business.

13. ACKNOWLEDGMENT; INJUNCTIVE RELIEF. By electronically accepting this Agreement, you acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to Sections 9, 10 and 12. You also agree that each of the restraints contained herein is necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by such restraints. You further acknowledge that, were you to breach any of the covenants contained in Sections 9, 10 and 12, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Sections 11 and 14, shall be entitled to injunctive relief against your breach or threaten breach of said covenants. You and the Company further agree that, in the event that any provision of Sections 9, 10 and 12 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

14. FAILURE TO COMPLY. By electronically accepting this Agreement, you agree that, if you fail to comply with any of the promises that you made in Section 12 above, (a) the NQ, to the extent then unexercised, whether vested or unvested, will be immediately forfeited and cancelled and (b) you will be required to immediately deliver to the Company an amount (in cash or in shares of Common Stock) equal to the market value (on the date of exercise) of any shares of Common Stock acquired on exercise of the NQ less the exercise price paid for such shares to the extent such shares were acquired by you upon exercise of the NQ at any time from 180 days prior to the date when you leave the Company to 180 days after the date when the Company learns that you have not complied with any such promise. You agree that you will deliver such amount (either in cash or in shares of Common Stock) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

GENERAL

15. SEVERABILITY. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the Agreement shall remain in force and effect.

16. CHOICE OF LAW; JURISDICTION. All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine. The Company and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement. Sections 10(ii) and 12 shall not apply to employees who are subject to California law.

17. EMPLOYMENT AT WILL. In accordance with Section 22(a) of the Plan, this Agreement shall not be construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary.

18. DEFINED TERMS. For purposes of this Agreement, capitalized terms shall have the meanings specified in the Plan, unless a different meaning is provided in this Agreement or a different meaning is plainly required by the context.

19. AMENDMENTS. The Plan and this Agreement may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

To confirm acceptance of the foregoing, kindly enter your password and click the “Accept” button.

Grant of Stock Options - Exhibit A & Option Agreement	Union Pacific Corporation ID: 13-2626465 Union Pacific Corporation 1400 Douglas Street Omaha, NE 68179

FIRST_NAME LAST_NAME	Option Number:	OPTION_NUMBER
ADDRESS_LINE_1	Plan:	EQUITY_PLAN
CITY-, STATE ZIPCODE	ID:	EMPLOYEE_ID

Effective 2/3/2011, you have been granted a Non-Qualified Stock Option to buy X,XXX shares of Union Pacific Corporation (the Company) stock at $XXXX per share. The option price is the closing price of Union Pacific Corporation common stock on the date of grant as recorded by The Wall Street Journal.

Shares in each period will become fully vested on the date shown.

Shares	Full Vest	Expiration

X,XXX	2/3/2012	2/3/2021
X,XXX	2/3/2013	2/3/2021
X,XXX	2/3/2014	2/3/2021

We would like to call your attention to confidentiality and non-compete provisions in the Agreement and recommend that you review the terms and conditions of these provisions as fully set forth in the Agreement. Please note that failure to comply with these provisions will result in the forfeiture of the award or will require that any value received from the vesting of this award be returned to the Company. In addition, once you accept the terms of the Agreement, these provisions will be binding on you whether or not the award vests.

By accepting this award, you acknowledge that you are bound by all of the terms of the Union Pacific Corporation 2004 Stock Incentive Plan and the Agreement delivered herewith, each of which is incorporated by reference in this Exhibit A.